Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – February 8, 2006

DATALINK REPORTS 2005 FOURTH-QUARTER AND FULL-YEAR OPERATING RESULTS

Fourth Quarter Sales Rise 38 Percent; Earnings Increase 135 Percent

Live Webcast of Conference Call at 9:30 AM Central Time Today, February 8, 2006

MINNEAPOLIS – February 8, 2006 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended December 31, 2005, rose 38 percent to $35.9 million from $26.0 million for the prior-year period. Fourth-quarter revenues grew 15 percent sequentially from 2005 third-quarter revenues of $31.2 million. The company reported net earnings of $1.0 million, or $.10 per diluted share, compared to net earnings of $445,000, or $.04 per diluted share, in the 2004 fourth quarter.

For the year ended December 31, 2005, revenues were $117.1 million, an increase of 25 percent versus $93.3 million generated in 2004. Datalink’s net loss for 2005 decreased to $2.9 million, or $.28 per diluted share, from a net loss of $3.1 million, or $.31 per diluted share, for 2004. The net loss in 2005 includes the previously announced one-time, non-cash first-quarter charge of $3.5 million, or $.34 per diluted share, related to subleasing a portion of the company’s corporate headquarters facility. The charge primarily represents the difference between the company’s original lease payment commitment (for the sublet portion of the facility) and the amount Datalink will receive from the sub-lessee over the remaining lease term.

Excluding the sublease charge, Datalink’s net earnings for the year ended December 31, 2005, totaled $587,000, or $.06 per diluted share, compared to a net loss of $3.1 million, or $.31 per diluted share for the prior year.

Charlie Westling, Datalink’s President and CEO, commented, “We had a very strong quarter operationally. Our sales came in above expectations and we had a favorable increase in net earnings. Datalink has made significant progress against its strategic initiatives to increase productivity, more effectively deliver storage solutions and professional services and strengthen our resources in key geographic locations.”

According to Westling, the company’s accomplishments included:

•                  Revenue growth for the quarter and the full year that sizably outstripped the overall growth rate of the storage industry;

•                  Six consecutive quarters of favorable year-over-year revenue growth and operating results comparisons (excluding non-recurring charges), including three consecutive profitable quarters;

•                  Greater depth and breadth of sales activity across the company, including an increase in the number of customers that represented more than $500,000 in annual revenues to Datalink from 29 in 2004 to 43 in 2005;

•                  Consecutive quarterly growth in 2005 of services revenues, reaching a company high of $10 million for the fourth quarter; and

•                  A strong book of business going forward, with the company’s backlog currently at $24 million for its first quarter 2006.

Westling continued, “We believe that we can accelerate our momentum and profitable growth in 2006 by executing on our key initiatives, including:

•                  Continuing to increase employee productivity leveraging the investments in our field and customer support areas;

•                  Further penetrating our enterprise customer base;

•                  Focusing on high growth market segments and deploying new technologies; and

•                  Delivering greater value to customers through solutions and services.”

Outlook

For the 2006 first quarter ending March 31, 2006, Datalink expects revenues of between $28 million and $32 million, with earnings ranging from ($.05) to $.03 per diluted share. The company expects to incur increased operating expenses in the first quarter of 2006 primarily due to normal recurring costs more heavily weighted to the early part of the year. The higher costs relate to payroll taxes, public reporting and benefit accruals. The net amounts do not reflect any income tax benefit or expense.

Webcast

A live Webcast of the Datalink fourth-quarter results conference call is scheduled for today, February 8, at 9:30 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of anticipated first quarter 2006, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Charlie Westling
Investor Relations Coordinator		President and Chief Executive Officer
Phone:	952-279-4794	Phone: 952-944-3462
Fax:	952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net sales:
Products	$25,903	$17,880	$81,582	$63,235
Services	9,995	8,103	35,531	30,048
Total net sales	35,898	25,983	117,113	93,283

Cost of sales:
Cost of product sales	19,867	12,818	62,147	48,568
Cost of service sales	6,816	5,733	24,321	21,175
Total cost of sales	26,683	18,551	86,468	69,743
Gross profit	9,215	7,432	30,645	23,540
Operating expenses:
Sales and marketing	4,217	3,588	15,062	12,438
General and administrative	2,830	2,448	9,954	10,366
Engineering	1,190	915	5,121	3,764
Charge for sublease reserve	—	—	3,502	—
Restructuring charges	—	—	—	(63)
Amortization of intangibles	28	65	224	261
	8,265	7,016	33,863	26,766
Earnings (loss) from operations	950	416	(3,218)	(3,226)
Interest income, net	95	29	303	83
Net earnings (loss)	$1,045	$445	$(2,915)	$(3,143)

Net earnings (loss) per common share
Basic	$0.10	$0.04	$(0.28)	$(0.31)
Diluted	$0.10	$0.04	$(0.28)	$(0.31)
Weighted average common shares outstanding:
Basic	10,346	10,298	10,318	10,268
Diluted	10,473	10,298	10,318	10,268

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$13,434	$12,663
Accounts receivable, net	18,673	11,485
Inventories	831	627
Deferred customer support contract costs	16,500	10,770
Inventories shipped but not installed	5,064	2,343
Other current assets	261	284
Total current assets	54,763	38,172
Property and equipment, net	2,476	3,134
Goodwill	5,500	5,500
Finite lived intangibles, net	—	225
Other assets	404	38
Total assets	$63,143	$47,069

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,660	$11,031
Accrued commissions	1,359	1,227
Accrued income taxes	70	109
Accrued sales and use tax	645	510
Accrued expenses, other	1,893	1,276
Sublease reserve current	384	—
Deferred revenue from customer support contracts	21,367	14,012
Total current liabilities	45,378	28,165
Deferred rent	289	392
Sublease reserve non-current	1,641	—
Total liabilities	47,308	28,557

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,404,105 and 10,282,545 shares issued and outstanding as of December 31, 2005 and December 31, 2004, respectively	10	10
Additional paid-in capital	26,555	26,624
Deferred compensation	0	(307)
Accumulated deficit	(10,730)	(7,815)
Total stockholders’ equity	15,835	18,512
Total liabilities and stockholders’ equity	$63,143	$47,069

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2005	2004

Cash flows from operating activities:
Net loss	$(2,915)	$(3,588)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debts	36	21
Depreciation	1,277	1,414
Amortization of intangibles	225	196
Deferred rent	(103)	(89)
Charge for sublease reserve	3,502	—
Amortization of sublease reserve	(1,030)	—
Stock compensation expense	307	23
Changes in operating assets and liabilities:
Accounts receivable	(7,224)	(5,507)
Inventories	(2,925)	(1,212)
Deferred customer support contract costs/revenue, net	1,625	1,045
Accounts payable	8,629	3,425
Accrued expenses	845	683
Other	(343)	(46)
Net cash provided by (used in) operating activities	1,906	(3,635)

Cash flows from investing activities:
Purchase of property and equipment	(1,066)	(247)
Net cash used in investing activities	(1,066)	(247)

Cash flows from financing activities:
Proceeds (expenses) from issuance of common stock	(69)	99
Net cash provided by (used in) financing activities	(69)	99

Increase (decrease) in cash and cash equivalents	771	(3,783)
Cash and cash equivalents, beginning of period	12,663	12,565
Cash and cash equivalents, end of period	$13,434	$8,782